Exhibit 10.1

AMENDMENT TO THE

2016 STOCK INCENTIVE PLAN

OF ICAD, INC.

This Amendment (this “Amendment”) to the iCAD, Inc. 2016 Stock Incentive Plan (as may be amended from time to time, the “Plan”) is made as of July 15, 2021 (the “Effective Date”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 18 of the Plan provides that the Plan may be amended, from time to time, subject to approval of such amendment by the Company stockholders;

WHEREAS, the Company stockholders approved the Amendment at the 2021 Annual Meeting of Stockholders on July 15, 2021;

NOW THEREFORE, pursuant to Section 18 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	Section 3(a) of the Plan is amended and restated in its entirety as follows:

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,700,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise or withheld to cover the exercise price or tax withholdings, as described below) under the Plan shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, no more than 2,000,000 shares of the Stock may be issued in the form of Incentive Stock Options, and no more than 120,000 shares of Stock may be issued pursuant to Awards to Non-Employee Directors in any calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the iCAD, Inc. 2016 Stock Incentive Plan, as amended, as of the date first indicated above.

iCAD, Inc.

By:	/s/ Michael Klein
Name: Michael Klein
Title: Chief Executive Officer